Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Hut 8 Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.01 per share	Rule 457(h)	23,000(2)	$18.25(3)	$419,750.00(3)	$147.60 per $1,000,000	$61.96
	Equity	Common Stock, par value $0.01 per share	Rule 457(h)	6,042,682(4)	$5.68(5)	$34,322,433.80(5)	$147.60 per $1,000,000	$5,065.99
	Total Offering Amounts					$34,742,183.80		$5,127.95
	Total Fee Offsets							–
	Net Fee Due							$5,127.95

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement to which this exhibit relates shall also cover any additional shares of the common stock, par value $0.01 per share (the “Common Stock”) of Hut 8 Corp. (the “Registrant”) that become issuable under the Hut 8 Corp. 2023 Omnibus Incentive Plan by reason of any stock dividend, stock split, recapitalization, or similar transaction effected without the Registrant’s receipt of consideration that would increase the number of outstanding shares of the Registrant’s Common Stock.

(2)	Represents 23,000 shares of the Registrant’s Common Stock subject to stock options of the Registrant (the “Hut 8 Replacement Options”) issuable under the Hut 8 Corp. 2023 Omnibus Incentive Plan to holders of stock options of Hut 8 Mining Corp., a corporation existing under the laws of British Columbia (“Hut 8”), in connection with the business combination among Hut 8, U.S. Data Mining Group, Inc., a Nevada corporation and the Registrant (the “Business Combination”).

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h). The offering price per share of Common Stock and the aggregate offering price are based upon $18.25 (converted from C$25 at an exchange rate of C$1.00 = $0.73, which was the daily average exchange rate reported by the Bank of Canada on November 23, 2023, a date within 5 business days of filing this Registration Statement), which is the weighted-average exercise price for the Hut 8 Replacement Options that will be outstanding upon consummation of the Business Combination.

(4)	Represents an additional 6,042,682 shares of the Registrant’s Common Stock reserved for issuance in connection with other stock-based awards issuable under the Hut 8 Corp. 2023 Omnibus Incentive Plan.

(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act. Given that there is no proposed maximum offering price per share of Common Stock, the Registrant calculates the proposed maximum aggregate offering price based on the book value of the Common Stock registered in accordance with Rules 457(h)(1) and 457(f)(2), which book value was calculated based on the Registrant’s unaudited pro forma statement of financial position as of June 30, 2023 included in the Registration Statement on Form S-4 originally filed with the Commission on February 13, 2023, as amended (File No. 333-269738), relating to the Business Combination. The unaudited combined pro forma statement of financial position gives pro forma effect to the Business Combination as if it had been consummated on June 30, 2023. Given that the Registrant’s Common Stock is not currently traded on an exchange or over-the-counter, the Registrant did not use the trading prices of its shares of Common Stock in accordance with Rule 457(c).